EXHIBIT 10.9

THIRD AMENDMENT TO AND
REINSTATEMENT OF ASSET PURCHASE AGREEMENT
THIS THIRD AMENDMENT TO AND REINSTATEMENT OF ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of August 4, 2016 by and between CEDAR CREST, LLC, a Louisiana limited liability company (“Seller”), and SENIORS INVESTMENTS II, LLC, a Delaware limited liability company (“Buyer”).
WHEREAS, Seller and Buyer previously entered into that certain Asset Purchase Agreement dated as of March 31, 2016 (the “Original Agreement”, and as amended from time to time, the “Agreement”) with respect to certain premises commonly known as “Cedar Crest Personal Memory Living” located in the City of Lafayette, Louisiana, more particularly described on Schedule 3.1(a) to the Agreement.
WHEREAS, pursuant to that certain Second Amendment to Asset Purchase Agreement (the “Second Amendment”) dated as of June 24, 2016, by and between Seller and Buyer, the parties agreed that Seven Thousand Five Hundred Dollars ($7,500) of the Deposit (the “First Non-Refundable Portion”) was deemed non-refundable to Buyer from and after June 24, 2016, subject to certain limitations more particularly described in the Second Amendment.
WHEREAS, the parties agree that the First Non-Refundable Portion shall be deemed non-refundable to Buyer, even in the event of Seller default or breach, from and after the date of this Amendment, and shall be released to Seller.
WHEREAS, the parties agree that the remainder of the Deposit, such portion equal to the amount of Seventeen Thousand Five Hundred Dollars ($17,500) (the “Second Non-Refundable Portion”) shall be deemed non-refundable to Buyer from and after the date of this Amendment, except as otherwise set forth herein.
WHEREAS, notwithstanding (i) the date of this Amendment and (ii) the delivery by Buyer to Seller of that certain letter dated July 29, 2016, notifying Seller that Buyer had terminated the Agreement, Seller and Buyer agree that this Amendment shall be deemed effective as of July 29, 2016 and the Agreement shall be deemed for all purposes to never have been terminated and to have remained in effect continually since its Effective Date (as defined in the Agreement), and shall remain in full force and effect and binding on the parties.
WHEREAS, the parties desire to make certain modifications to the Agreement as are more particularly described herein and to ratify and reaffirm the Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Defined Terms. All capitalized terms used and not defined herein shall have the meanings given to them in the Agreement.
2.    First Non-Refundable Portion. Notwithstanding anything in the Agreement to the contrary, from and after the date hereof, the First Non-Refundable Portion shall be deemed non-refundable to Buyer, even in the event of Seller default or breach, from and after the date of this Amendment and shall be released to Seller. For the avoidance of doubt, at Closing, the entire

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Deposit (including the First Non-Refundable Portion and the Second Non-Refundable Portion) shall be applied against the Purchase Price.
3.    Second Non-Refundable Portion. Notwithstanding anything in the Agreement to the contrary, the Second Non-Refundable Portion shall be deemed non-refundable to Buyer from and after the date of this Amendment, except in the event of a Seller breach or default under the Agreement or a failure to occur of any of Buyer’s Closing Conditions, in which case the Second Non-Refundable Portion shall be returned to Buyer. For the avoidance of doubt, at Closing, the entire Deposit (including the First Non-Refundable Portion and the Second Non-Refundable Portion) shall be applied against the Purchase Price.
4.    Other Portfolio Closing Condition. A new Section 13.1(s) is hereby added to the Agreement which reads in its entirety as follows (and the effect of which is to add the following as an additional Buyer’s Closing Condition):
Seniors Investments II, LLC, or an affiliate thereof, shall have closed on the acquisition of six (6) senior housing communities located in or around Houston, Texas and one (1) senior housing community located in or around Atlanta, Georgia (collectively, the “Other Portfolio”, and such condition, the “Other Portfolio Closing Condition”); provided, however, that the Other Portfolio Closing Condition must be satisfied on or prior to October 31, 2016 (and the failure of such Other Portfolio Closing Condition to be satisfied on or prior to October 31, 2016, shall result in either Buyer or Seller having the right to terminate this Agreement).
5.    Closing Date. Clause (A) of the third sentence of Section 5.1 of the Agreement is hereby deleted and replaced in its entirety with the following:
on the earlier of (i) thirty (30) days after the Other Portfolio Closing Condition is satisfied or (ii) November 30, 2016.
For the avoidance of doubt, nothing contained herein shall limit Buyer’s right, in its discretion, to close the transaction sooner than is required under this Agreement.
6.    Extension of the Study Period. The definition of “Study Period” (as defined in Section 12.1 of the Agreement) is hereby amended by deleting the existing clause (i) which reads “the date forty five (45) days after the Effective Date” and substituting in lieu thereof a new clause (i) which reads “such date as Buyer notifies Seller in writing that the Other Portfolio Closing Condition has been satisfied”.
All references in the Agreement to the “expiration of the Study Period” or words of similar import shall be deemed to refer to such date.
7.    Except as expressly modified hereby, the Agreement is hereby ratified and shall remain in full force and effect, enforceable in accordance with its terms.
8.    This Amendment may be executed in multiple counterparts, which taken together shall constitute one and the same instrument, and executed counterparts may be delivered via facsimile or e-mail, the parties agreeing to be bound by such delivery.

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9.    In the event of any inconsistency between this Amendment and the Agreement, the terms of this Amendment shall govern.
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This Amendment has been executed as of the date and year first above written.

BUYER:

Seniors Investments II, LLC
a Delaware limited liability company

By:	/s/ Carl Mittendorff
Name:	Carl Mittendorff
Title:	Sole Member

SELLER:

Cedar Crest, LLC
a Louisiana limited liability company

By:	/s/ Maurice Hannie
Name:	Maurice Hannie
Title:	Managing Member

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